Exhibit 99

July 23, 2014

Phoenix, Arizona

Knight Transportation Reports Second Quarter 2014 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the second quarter ended June 30, 2014.

Key financial highlights for the second quarter and first half of 2014 and 2013 were as follows:

(dollars in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Diff	2014	2013	% Diff
Total revenue	$264,155	$244,783	7.9%	$513,318	$480,183	6.9%
Revenue, excluding trucking fuel surcharge	$218,908	$200,104	9.4%	$424,504	$389,704	8.9%
Operating income	$38,899	$31,925	21.8%	$70,149	$57,469	22.1%
Net income	$25,761	$18,939	36.0%	$44,824	$34,122	31.4%
Earnings per diluted share	$0.31	$0.24	33.5%	$0.55	$0.43	29.1%

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on June 6, 2014, which was paid on June 27, 2014.

Kevin Knight, Chairman and Chief Executive Officer, commented on the quarter, “We are pleased with our positive results as we continued to grow our revenue and improve our operating margin.  During the second quarter, overall demand remained strong while capacity appeared to tighten. Both our trucking and logistics segments increased revenue and operating income meaningfully, when compared to the same quarter last year.  In our trucking business, revenue per tractor increased 6.0%, year over year, with a 5.6% improvement in revenue per loaded mile, a 3.1% increase in our length of haul, a 140 basis point improvement in our non-paid empty mile percentage, and a 1.1% decrease in miles per tractor. In our logistics business, revenue growth was strong and gross margin percentage improved. We are encouraged by the positive momentum from our results over the past several quarters and feel well positioned for future growth and success by providing capacity to our customers, quality careers to our driving associates, and superior returns to our shareholders.”

The following chart reflects the financial performance of our trucking (asset based) and our logistics (non-asset based) businesses for the second quarter of 2014 and 2013.

(dollars in thousands, except operating ratio)	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Diff	2014	2013	Diff
Trucking (Asset based)
Revenue, excluding trucking fuel surcharge	$171,021	$160,956	6.3%	$332,848	$318,659	4.5%
Operating Income	$35,856	$29,403	21.9%	$64,977	$52,637	23.4%
Operating Ratio(1)	79.0%	81.7%	-270 bps	80.5%	83.5%	-300 bps
Logistics (Non-asset based)
Revenue	$47,887	$39,148	22.3%	$91,656	$71,045	29.0%
Operating Income	$3,043	$2,522	20.7%	$5,172	$4,832	7.0%
Operating Ratio(1)	93.6%	93.6%	Flat	94.4%	93.2%	120 bps
Consolidated
Revenue, excluding trucking fuel surcharge	$218,908	$200,104	9.4%	$424,504	$389,704	8.9%
Operating Income	$38,899	$31,925	21.8%	$70,149	$57,469	22.1%
Operating Ratio(1)	82.2%	84.0%	-180 bps	83.5%	85.3%	-180 bps

(1) Operating ratio is defined in our trucking segment as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge. Operating ratio is defined in our Logistics segment as total operating expenses as a percentage of total revenue.

In the second quarter, the operating ratio of our trucking segment improved to 79.0% from 81.7% in the same quarter last year.  In the second quarter, operating income in our trucking segment improved 21.9% while our revenue, excluding trucking fuel surcharge, grew 6.3%.  We continue to see positive results from our efforts to improve yield and drive operational efficiencies.  Our dedicated business has also experienced meaningful revenue and earnings growth as we have seen an increase in opportunities to expand our dedicated fleet over the last several quarters.  The used equipment market also remained strong and has led to an improved gain on sale of revenue equipment.  Although the relationship between customer demand and industry wide supply of available trucks was favorable to the truckload carriers, the industry continues to be faced with multiple challenges that have led to higher costs, including rising driver pay, increased regulation, additional maintenance cost associated with the 2010 EPA emission engines, and rising equipment cost.  We continue to intensify our cost control efforts in order to manage these inflationary pressures.

Our brokerage business increased revenue 64.1%, increased gross margin 69.5%, and increased operating income 53.1%, when compared to the same quarter last year.  Our brokerage business continues to show meaningful growth as we continue to add additional headcount to enable us to source more capacity and to offer more solutions to our customers.  Our intermodal business improved its operating ratio 470 basis points sequentially from the first quarter of 2014 and has now returned to operating profitably.

Developing and retaining high quality driving associates remains a significant challenge to the industry.  Despite a strong freight environment, the current driver supply situation has been a headwind for adding additional capacity.  Our driver development and training programs remain a primary focus area for our management team, and we feel well positioned to continue to make progress in the coming quarters.

The DOE national average diesel fuel price increased 1.6% when compared to the second quarter last year.  Fuel remains a major cost focus for us as we continue our work towards cost effective, industry leading fuel economy while at the same time reducing the environmental impact of our operations.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.8 years.  The used equipment market remained strong during the quarter and resulted in gain on sale of revenue equipment in the second quarter of 2014 of $4.6 million, compared to $1.6 million in the second quarter of 2013.

We have returned $78.8 million to our shareholders in the form of quarterly dividends over the two years ended June 30, 2014.  We ended the quarter with $15.4 million of long term debt, and $605.0 million of shareholders' equity. Our year-to-date 2014 net capital expenditures were $61.3 million while our cash flow from operations was $77.9 million.

In the second quarter of 2014 Knight Transportation formed a new entity, Kool Trans, LLC (Kool Trans).  Kool Trans is a full truckload temperature-controlled transportation company created to be attractive to professional drivers while providing high quality consistent service to our customers.  We hired a former CEO of a large temperature-controlled truckload transportation company to lead and grow this business.  Kool Trans will be marketed and operated separately from our Knight Refrigerated business.  Through Kool Trans, we plan to provide additional refrigerated capacity to the market through a fleet of new trucks as well as our network of third-party carriers through our truckload brokerage.

Kevin Knight, Chairman and Chief Executive Officer, commented, “We are excited about the growth opportunities we have with the creation of Kool Trans.  We feel that the recent strength in the North American freight market, the tightening capacity, and our experienced leadership team will enable us to provide much needed capacity for our customers and generate meaningful returns for our stakeholders.”

The company will hold a conference call on July 23, 2014, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended June 30, 2014. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Second Quarter 2014 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended June 30,		Six Months Ended June 30,
	(Unaudited, in thousands, except per share amounts)

	2014	2013	2014	2013
REVENUE:
Revenue, before fuel surcharge	$218,908	$200,104	$424,504	$389,704
Fuel surcharge	45,247	44,679	88,814	90,479
TOTAL REVENUE	264,155	244,783	513,318	480,183

OPERATING EXPENSES:
Salaries, wages and benefits	64,750	56,807	125,483	114,461
Fuel expense - gross	52,192	52,739	104,201	108,432
Operations and maintenance	17,156	15,919	34,176	31,828
Insurance and claims	7,462	7,295	14,885	14,450
Operating taxes and licenses	3,861	3,985	7,926	7,893
Communications	1,178	1,200	2,457	2,372
Depreciation and amortization	21,951	21,089	43,738	42,597
Purchased transportation	56,319	49,883	108,288	92,675
Miscellaneous operating expenses	387	3,941	2,015	8,006
Total operating expenses	225,256	212,858	443,169	422,714

Income From Operations	38,899	31,925	70,149	57,469

Interest income	109	96	222	205
Interest expense	(87)	(77)	(204)	(219)
Other income (expense)	2,591	(168)	3,457	53
Income before income taxes	41,512	31,776	73,624	57,508
INCOME TAXES	15,496	12,712	28,276	23,010
Net Income	26,016	19,064	45,348	34,498
Net income attributable to noncontrolling interest	(255)	(125)	(524)	(376)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$25,761	$18,939	$44,824	$34,122

Basic Earnings Per Share	$0.32	$0.24	$0.56	$0.43
Diluted Earnings Per Share	$0.31	$0.24	$0.55	$0.43

Weighted Average Shares Outstanding - Basic	80,864	79,954	80,684	79,898
Weighted Average Shares Outstanding - Diluted	81,835	80,296	81,596	80,209

BALANCE SHEET DATA:
	06/30/14	12/31/13
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$103	$992
Trade receivables, net of allowance for doubtful accounts	121,903	116,391
Notes receivable, net of allowance for doubtful accounts	775	774
Related party notes and interest receivable	0	748
Prepaid expenses	13,750	15,026
Assets held for sale	10,500	16,476
Other current assets	11,611	11,066
Current deferred tax assets	3,942	3,359
Total Current Assets	162,584	164,832

Property and equipment, net	621,367	591,791
Notes receivable, long-term	3,991	4,047
Goodwill	10,247	10,257
Other assets and restricted cash	40,593	36,194
Total Long-term Assets	676,198	642,289

Total Assets	$838,782	$807,121

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$19,394	$14,354
Accrued payroll and purchased transportation	17,156	13,864
Accrued liabilities	18,140	19,062
Claims accrual - current portion	16,888	15,616
Dividend payable - current portion	181	168
Total Current Liabilities	71,759	63,064

Claims accrual - long-term portion	9,668	8,889
Long-term dividend payable and other liabilities	2,407	2,486
Deferred tax liabilities	133,472	140,149
Long-term debt	15,362	38,000
Total Long-term Liabilities	160,909	189,524

Total Liabilities	232,668	252,588

Common stock	810	802
Additional paid-in capital	164,485	150,858
Accumulated other comprehensive income	8,118	4,582
Retained earnings	431,573	397,346
Total Knight Transportation Shareholders' Equity	604,986	553,588
Noncontrolling interest	1,128	945
Total Shareholders' Equity	606,114	554,533
Total Liabilities and Shareholders' Equity	$838,782	$807,121

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013		2014	2013
	(Unaudited)			(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Tractor*	$42,938	$40,523	6.0%	$83,546	$79,069	5.7%

Non-paid Empty Mile Percent	9.4%	10.8%	-13.0%	9.5%	10.9%	-12.8%

Average Length of Haul	497	482	3.1%	499	481	3.7%

Operating Ratio**	82.2%	84.0%		83.5%	85.3%

Average Tractors - Total	3,983	3,963		3,984	4,020

Average Trailers - Total	9,046	9,393		9,054	9,439

Net Capital Expenditures (in thousands)	$55,632	$19,580		$61,358	$17,822

Cash Flow From Operations (in thousands)	$41,365	$31,935		$77,852	$72,257

* Includes asset segment revenue excluding fuel surcharge.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:  David A. Jackson, President, or Adam W. Miller, CFO at (602) 606-6349

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